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                                   EXHIBIT 2
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                        SETTLEMENT AND RELEASE AGREEMENT

        THIS AGREEMENT is made and entered into as of the ______________ day of November, 1996, to be effective as of the 15th day of November, 1996, ("Effective Date") by, between and among the Federal Deposit Insurance Corporation, acting as receiver for the institutions designated in the SAMDA as hereinafter defined or as exclusive manager of the FSLIC Resolution Fund (the "FRF") or in its corporate capacity, as the case may be (the "FDIC" shall mean the FDIC in any of the capacities identified above unless otherwise stated), and Greenthal/Harlan Realty Services Co., a Joint Venture formed under the laws of the State of New York with its principal place of business located in the State of New York, and Crown Revenue Services, Inc., a Corporation formed under the laws of the State of Ohio, with its principal place of business located at 1251 Dublin Road, Columbus, Ohio 43715, which entity was labeled as Crown Revenue Service, Inc. in the assumption agreement hereinafter described, (each individually "Contractor" and collectively "Contractors").

                                  WITNESSETH:

        WHEREAS, by operation of law on December 31, 1995, the Resolution Trust Corporation (the "RTC" terminated and the FDIC succeeded the RTC as receiver for the institutions designated in the SAMDA; and

        WHEREAS, by operation of law on December 31, 1995, the RTC terminated and the FRF assumed all of the liabilities and obtained

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all of the assets of the RTC which were held in RTC's corporate capacity at that time; and

        WHEREAS, the RTC, as receiver or conservator, and Contractor entered into that certain Asset Management and Disposition Agreement numbered ###-##-####, as amended, effective as of July 13, 1992, (the "SAMDA") pursuant to which Contractors agreed to perform certain asset management and disposition services on behalf of the RTC; and

        WHEREAS, the SAMDA has expired or terminated; and

        WHEREAS, Contractors have invoiced or made claims or demands for various disposition fees, management fees, costs, setoffs, retentions and interest associated with the SAMDA (the "Disputed Contractor Claims"); and

        WHEREAS, the FDIC has contested the validity of the Disputed Contractor Claims, including amounts, methods of calculation, and contractual and equitable grounds for recovery; and

        WHEREAS, the FDIC has known claims against and disputes with Contractors; and

        WHEREAS, Contractors have contested the validity of the FDIC's known claims and disputes, including amounts, methods of calculation, and contractual and equitable grounds for recovery; and

        WHEREAS, in order to amicably resolve the Disputed Contractor Claims and the known claims of and disputes with the FDIC, but without admissions of liability by any of the parties, the parties desire to settle this matter on the terms hereinafter provided;

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        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the FDIC and Contractors, intending to be legally bound, agree as follows:

                                   ARTICLE I
                             COMPROMISE TRANSACTION

        1.1 Compromise Amount. The FDIC as receiver or as manager of the FRF, as the case may be, shall pay to Contractors within a reasonable time following execution of this Agreement by both parties (the "Execution Date"), the sum of THREE HUNDRED EIGHTY-SEVEN THOUSAND NINE HUNDRED SEVENTY-THREE DOLLARS AND 71 CENTS ($387,973.71) (the "Compromise Amount") which upon payment shall constitute full settlement, all as more fully described below, of all claims relating to the SAMDA by Contractors against the FDIC, including without limitation, the Disputed Contractor Claims, except for any obligation of the FDIC as Receiver or as manager of the FRF, as the case may be, to provide indemnification to the Contractors under Article XIV of the SAMDA, provided, however, that Contractors shall have no right to submit or recover all or any portion of the Disputed Contractor Claims under said Article XIV of the SAMDA. The Compromise Amount shall be apportioned among the Contractors as follows:


Contractor:                                     Amount:
Greenthal/Harlan Realty Services Co.            $276,508.95
Crown Revenue Services, Inc.                    $111,464.36

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        1.2  Indemnification Under Article XIV. In addition, the FDIC agrees that any new indemnification matters shall be processed in accordance with the indemnification procedure provided in the SAMDA, it being clearly understood, however, that the FDIC will, except in clearly inappropriate situations, provide a defense and pay directly the associated fees and expenses subject to a reservation of rights agreement or undertaking as provided by the SAMDA and in accordance with 93-SAM-231 as modified by 95-SAM-265, both as attached hereto as Exhibit "A". The FDIC further agrees that with regard to matters that would have been covered by a property owner's insurance policy but for RTC's decision to self-insure, FDIC shall provide the same level of protection to Contractors as would have been provided under such owner's policy if Contractors were named as an additional insured.
        1.3. Contractor Waiver. Upon payment of the Compromise Amount, Contractors waive any and all claims each may have to, and assign to the FDIC, all funds held by the FDIC pursuant to, or in connection with, the SAMDA, including without limitation any funds held under Article XI of the SAMDA.
        1.4. Manner of Payment. FDIC will transfer the above mentioned settlement amounts to the Contractors via separate wire transfers of the net amount due each of the Contractors, and shall make a good faith attempt to achieve such transfer on or about November 15, 1996. FDIC shall not be responsible for delay in such transfers.

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                                   ARTICLE II
                                REPRESENTATIONS

        2.1 Representations by Contractor. Contractors represent and warrant to the FDIC that:

        (a) Each Contractor has full and complete authority to enter into this Agreement and to carry out the transactions contemplated hereby. Each person signing on behalf of each Contractor has full authority to bind said Contractor. All actions required to be taken by Contractor under and pursuant to the terms of this Agreement have been duly authorized to the extent required by law; such authorization is in full force and effect and such actions will not conflict with, or constitute a default under, the provisions of any instrument to which Contractor is now a party or by which any of Contractor's properties or assets may be bound or affected.

        (b) This Agreement constitutes the valid and binding obligation of Contractors, enforceable against Contractors jointly and severally in accordance with its terms, except to the extent limited by applicable provisions of bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally.

        (c) By signature below, each Contractor affirms for itself that it is not insolvent or bankrupt and has not committed any act of bankruptcy. Each Contractor further affirms for itself that it has not made any general assignment for the benefit of said

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Contractor's creditors, and no proceeding seeking (i) relief under any bankruptcy or insolvency law, (ii) the rearrangement or readjustment of debt,
(iii) the appointment of a receiver, custodian, liquidator or trustee to take possession of substantially all of the assets, or (iv) the liquidation of Contractor has been commenced or is threatened against or with respect to said Contractor.

        (d) As of the Execution Date, to the knowledge of Contractors, there are no suits or proceedings by or before any court, commission, board or other governmental body pending, or to the knowledge of Contractors threatened, which involve or affect the validity or enforceability of the SAMDA or this Agreement.

        (e) Each Contractor has not assigned or pledged, directly or by operation of law, to any other individual, firm, partnership, corporation, trust or any other entity any right, title or interest in any claims or disputes being released hereby.

        (f) As of the Execution Date, to the knowledge of each Contractor, said Contractor acknowledges that it is not aware of any claims of Contractor, or any party directly or indirectly affiliated with Contractor, against, demands of, or invoices to the RTC or the FDIC regarding the SAMDA or this Agreement, of which Contractor has not already notified the RTC or the FDIC in writing.

        (g) The representations of Contractor Greenthal/Harlan Realty Services Co. shall be effective from the effective date of the Contract, July 13, 1992, through the expiration date of the Contract, July 12, 1995. The representations of Contractor Crown

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Revenue Services, Inc. shall be effective from the effective date of the assignment of the Contract from Greenthal/Harlan Realty Services Co. to Crown Revenue Service, Inc., December 1, 1994, through the expiration date of the Contract, July 12, 1995.

        2.2 Representations by the FDIC.

        (a) The FDIC represents and warrants to Contractors that, upon execution by an authorized individual, acting in conformity with his or her delegated authority, this Agreement shall constitute a legal, valid and binding agreement of the FDIC enforceable in accordance with its terms, except to the extent limited by law.

        (b) The FDIC represents and warrants to Contractors that the person signing on behalf of the FDIC is an authorized individual who has full authority to bind the FDIC.

        (c) The FDIC represents and warrants to Contractors that the FDIC has not assigned or pledged, directly or by operation of law, to any individual, firm, partnership, corporation, trust, or any other entity any right, title or interest in any claims or disputes being released hereby.

        (d) As of the Execution Date and except as to the Surviving Issues, to the personal knowledge of the FDIC, the FDIC acknowledges that it is not aware of any claims of the FDIC against or demands of the Contractors regarding the SAMDA or this Agreement, of which the FDIC has not already notified Contractor. For the purposes of this Section 2.2 (d), "the personal knowledge of the FDIC" shall mean the personal knowledge of those people

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employed by the FDIC who, as of the Execution Date, are assigned to the FDIC's
Division of Administration Acquisition Services Branch SAMDA Closeout Section.

                                  ARTICLE III
                             COMPROMISE AND RELEASE

        3.1 Release by Contractor.

        (a) After execution hereof and upon payment of the Compromise Amount, each Contractor for itself and its successors and assigns or any person or entity claiming through or under it, does hereby remise, release and forever discharge the FDIC its employees, officers, directors, and agents and their respective successors and assigns, and any subsidiaries, and any subsidiary officers, directors, employees, consultants, agents and other representatives, (collectively, the "FDIC Released Parties"), of and from all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, conditions, contracts, controversies, agreements, promises, trespasses, damages, judgments, executions, claims, liabilities, responsibilities and demands whatsoever, at law or in equity, which the Released Contractor Parties (as hereinafter defined) ever had, now have, or may hereafter have, whether known or hereafter discovered, against the FDIC Released Parties, and their successors and assigns, evidenced by, arising out of, in connection with, or in any manner relating to, the SAMDA, including the Disputed Contractor Claims, except that this release shall not release the FDIC Released Parties from any obligation under this

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Agreement or under Article XIV of the SAMDA. This provision shall survive the execution, delivery and consummation of this Agreement.

        (b) Each Contractor acknowledges and agrees that the FDIC does not purport to have the ability to release Contractors from, and that this Settlement and Release Agreement does not apply to and shall have no bearing upon, administrative or judicial proceedings or actions or claims, including, but not limited to, any action or proceeding under the False Claims Act, 31 U.S.C. Section 3729, et seq., which may be brought by any governmental agencies, including the Office of the Inspector General and the Department of Justice. Contractor additionally acknowledges and agrees that they may not use or assert this Settlement and Release Agreement as a defense in any administrative or judicial proceedings or actions or claims brought by any governmental agency other than the FDIC relating to any Task Orders or to any other contract between Contractor and the FDIC, in any of its capacities. By this acknowledgement and agreement, Contractors agree, inter alia, to not plead or argue or claim that the existence or terms of this Settlement and Release Agreement constitute(s) evidence and/or include(s) any admission, ratification, or failure to mitigate damages by any governmental agency, or that the existence or terms of this Settlement and Release Agreement estop(s) any governmental agency, excluding the FDIC, from constituting or bringing any administrative or judicial proceeding or action or claim. Nothing in this Settlement and Release Agreement shall be deemed to preclude or in any way limit or restrict any action or claim by any

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entity or governmental agency other than the FDIC or its successors including but not limited to, the Department of Justice or the Office of Inspector
General.

     (c) The parties hereto acknowledge that except as explicitly stated herein, this Agreement does not relieve them from, or in any way reduce or affect, the parties' respective obligations to comply with and honor those obligations which, pursuant to the terms of the SAMDA, survive expiration of the SAMDA.

     (d) Contractors further acknowledge that, except with regard to Known Claims, this Agreement shall in no way affect or diminish the FDIC's rights under the SAMDA or otherwise to claim or assert in any administrative or judicial proceeding, including, without limitation, for any pending or future matters, any acts or omissions by or on behalf of Contractor, its officers, directors, partners, consultants, representatives, employees or agents which create or may create or give rise to an obligation of Contractor to indemnify the FDIC or which may relieve the FDIC of indemnification obligations under the provisions of the SAMDA and assert and obtain recovery for any legally sustainable findings against Contractor in the Property Management Expiration Reviews listed on Exhibit "B" attached hereto and made a part hereof. The obligations and rights described in Subsections 3.1(b), 3.1(c), and 3.1(d) hereof may be referred to collectively as the "Surviving Issues."

     (e) Notwithstanding any other provisions of this Agreement, Contractors acknowledge that no claims that arise out of or are related to the SAMDA can be asserted in a manner that obligates the

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Bank Insurance Fund as established in 12 USC Section 1821(a)(5).

     3.2 Release by the FDIC. Except for the Surviving Issues, the FDIC for itself and its successors and assigns and any person or entity claiming through or under it, does hereby remise, release and forever discharge Contractors, its partners, employees, officers, directors and agents, subsidiaries, officers, directors, employees, partners, consultants, agents and representatives and their respective successors and assigns (collectively, the "Released Contractor Parties"), of and from all known manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, conditions, contracts, controversies, agreements, promises, trespasses, damages, judgments, executions, claims, liabilities, responsibilities and demands whatsoever, at law or in equity which the FDIC Released Parties ever had or now have against the Released Contractor Parties, and their successors and assigns, evidenced by or arising out of the SAMDA (individually a "Claim", collectively "the Known Claims"). Without limiting the generality of the foregoing, a Claim shall be considered "Known" if (i) the FDIC or the RTC has given notice to Contractor of the existence or possible existence of such Claim by the FDIC or the RTC against Contractor (such notice can include informal correspondence or other communications from RTC or the FDIC to Contractor), (ii) the Claim is set forth as a finding in an audit report, alert memorandum, or other writing prepared and delivered to the FDIC or the RTC prior to the Effective Date hereof, (iii) the Claim is related to

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calculations of Management Fees, Disposition Fees, Incentive Fees, Portfolio
Management Fees or Transfer Fees, (iv) the Claim is identified on Exhibit "C" attached hereto and made a part hereof or related to the writings referred to on Exhibit "C", or (v) the Claim is substantially related or similar to other "Known Claims". This provision shall survive the execution, delivery and consummation of this Agreement.


                                   ARTICLE IV

                           AGREEMENT NOT AN ADMISSION

    4.1 The parties hereto acknowledge that the payment of the Compromise Amount and the parties' acceptance of the releases is not an admission of liability of any sort by either party in connection with the Disputed Contractor Claims or the Known Claims, and that the payment of the Compromise Amount and the exchange of releases have been made solely to terminate further controversy and claims respecting the Disputed Contractor Claims and the Known Claims.


                                   ARTICLE V

                                 GOVERNING LAW

    5.1 Governing Law. This Agreement, all the documents executed in connection herewith, and the rights and obligations of the parties hereunder and thereunder, shall be governed by, and construed and interpreted in accordance with, federal statutory or common law; provided, however, that if there is no applicable rule or precedent under federal law, and insofar as it would not frustrate the purpose of the Financial Institutions Reform,

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Recovery and Enforcement Act of 1989, as amended, or any provision of this
Agreement, the laws of the District of Columbia shall govern.

                                   ARTICLE VI

                                  JURISDICTION

        6.1 Jurisdiction. Any legal action, suit, or proceeding arising out of or relating to this Agreement, or the transactions contemplated hereby, may be instituted in any federal court located in the District of Columbia, and Contractor agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any defense or claim that it is not subject personally to the jurisdiction of such court, that Contractors's property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court. Each Contractor further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

                                  ARTICLE VII

                                 MISCELLANEOUS

        7.1 Entirety. This instrument constitutes the entire agreement between Contractors and the FDIC relating to the SAMDA and supersedes any prior understandings or written or oral agreements between each Contractor and the FDIC respecting the compromise and settlement contained herein. No variations,





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amendments, modifications or changes herein or hereof shall be binding upon the
FDIC unless set forth in a document duly and fully executed by Contractors and the FDIC.

        7.2 Captions. The titles and headings of the Articles, Sections and Paragraphs in this Agreement have been included only for convenience and reference, and shall not be construed to extend, limit, describe or define the substance of any Article, Section or Paragraph contained herein.

        7.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the FDIC and Contractors and their respective successors and assigns, except that the provisions of Section 1.2 of this Agreement shall not inure to the benefit of any insurance carrier because the Contractor is not indemnified by the FDIC for claims that are covered by insurance.

        7.4 Partial Invalidity. The invalidity or unenforceability in any particular circumstance of any provision of this Agreement shall not extend beyond such provision or such circumstance, and no other provision of this Agreement shall be affected thereby.

        7.5 Execution of Instruments. Contractors and the FDIC covenant and agree to execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the purpose of this Agreement.

        7.6 Survival. The representations, warranties, covenants, and releases made or given herein shall survive the execution and delivery hereof.




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        7.7     Gender, Number and Status. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.

        IN WITNESS WHEREOF, each party has caused this instrument to be signed on its behalf by its duly authorized agent.


Witness as to the FDIC:                       FEDERAL DEPOSIT INSURANCE
                                              CORPORATION AS RECEIVER OF THE
                                              VARIOUS INSTITUTIONS DESIGNATED IN
                                              THE SAMDA

------------------------------               By: _____________________________
                                                                          Date
Name:_________________________               Name: ___________________________
                                                   Warranted Contracting
                                                       Officer

Witness as to the FDIC:                      FEDERAL DEPOSIT INSURANCE
                                             CORPORATION AS MANAGER OF THE FSLIC
                                             RESOLUTION FUND

------------------------------                By: _____________________________
                                                                           Date
Name:_________________________                Name: ___________________________
                                                    Warranted Contracting
                                                        Officer



Witness as to the FDIC:                      FEDERAL DEPOSIT INSURANCE
                                             CORPORATION IN ITS CORPORATE
                                             CAPACITY

------------------------------               By: _____________________________
                                                                          Date
Name:_________________________               Name: ___________________________
                                                   Warranted Contracting
                                                       Officer

Witness as to Contractor:                    GREENTHAL/HARLAN REALTY SERVICES
                                             CO., A JOINT VENTURE

------------------------------               By: _____________________________
                                                                          Date
Name:_________________________               Name: ___________________________

                                             Title: __________________________





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Witness as to Contractor:                    CROWN REVENUE SERVICES, INC., AN
                                             OHIO CORPORATION
/s/ NANCY SEKELLA
------------------------------               By: /s/ RONALD E. ROARK  11/14/96
Name: Nancy Sekella                              -----------------------------
                                                                          Date
                                             Name: Ronald E. Roark
                                                   ---------------------------

                                             Title: President
                                                    --------------------------





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                                   EXHIBIT B


As to Contractor Greenthal/Harlan Realty Services Co.:




As to Contractor Crown Revenue Services, Inc.:

                                      NONE


                                   EXHIBIT C


As to Contractor Greenthal/Harlan Realty Services Co.:




As to Contractor Crown Revenue Services, Inc.:

                                      NONE






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